Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
4/1/2010
BRE Properties, Inc.
$239,750,000
$1,090,863
Deutsche Bank Securities,
Inc.; J.P. Morgan Securities,
Inc.; Merrill Lynch, Pierce,
Fenner & Smith, Inc.; UBS
Securities, LLC; Wells Fargo
 Securities, LLC
J.P. Morgan Securities, Inc.